Exhibit (a)(1)(B)

REPURCHASE NOTICE
To: Chesapeake Energy Corporation
The undersigned registered holder of the 2.25% Contingent Convertible Senior Notes due 2038 (the “Security”) requests and instructs Chesapeake Energy Corporation (the “Company”) to repurchase this Security, or the portion hereof (which is $1,000 principal amount or a multiple thereof) designated below, on the date specified below under “Date of Requested Repurchase,” in accordance with the terms and conditions specified in paragraph 7 of this Security and the Indenture referred to in this Security and directs that the check in payment for this Security or the portion thereof and any Securities representing the portion of principal amount hereof not to be so repurchased, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If any portion of this Security not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.
Dated: _________________________, 2018

Signature(s)

Fill in for registration of Securities not repurchased
if to be issued other than to and in the name of the
registered holder:

(Name)

(Street Address)

(City, state and zip code)
Please print name and address
Principal amount to be repurchased (if less than all): $___________________
Date of Requested Repurchase: December 15, 2018
(specify either December 15, 2018, 2023, 2028 or 2033)
Certificate number (if applicable): ____________________